Exhibit 99.1

Quality Distribution, Inc. Announces Third Quarter 2013 Results

— Company Reports Net Income of $0.10 per Diluted Share —

— Quality Generates Adjusted Net Income of $0.20 per Diluted Share —

— Organic Growth Drives Third Quarter Consolidated Revenue Up 6.1% vs Prior Year —

— Quality Reduces $17.6 million of Debt in Q3 Using Significant Free Cash Flow —

TAMPA, FL – November 5, 2013 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported net income of $2.8 million, or $0.10 per diluted share, for the third quarter ended September 30, 2013, compared to net income of $8.9 million, or $0.32 per diluted share, in the third quarter ended September 30, 2012.

Adjusted net income for the third quarter of 2013 was $5.4 million, or $0.20 per diluted share, compared to adjusted net income of $4.8 million, or $0.17 per diluted share, for the same quarter in 2012. Adjusted results are calculated by excluding the following pre-tax items not considered part of regular operating activities: For the third quarter of 2013, $1.2 million of costs associated with the partial redemption of the 9.875% Second-Priority Senior Notes, equity offering costs of $0.5 million, and reorganization costs of $3.8 million related to the Energy Logistics business; for the third quarter of 2012, expense adjustments totaling $3.5 million primarily due to an independent affiliate conversion in the Chemical Logistics business. A reconciliation of net income to adjusted net income for both periods is included in the attached financial exhibits.

The Company paid down $17.6 million of debt during the third quarter, utilizing near-record levels of free cash flow, plus asset sale proceeds. On a year-to-date basis, Quality paid down $29.8 million of indebtedness, which is consistent with its objectives of reducing leverage and lowering the Company’s cost of debt capital.

“Our overall results were in line with our expectations, especially with respect to our free cash flow generation, which tends to be seasonally strong in the third quarter,” stated Gary Enzor, Chairman and Chief Executive Officer. “On the operating front, we continue to see solid demand in our Chemical Logistics business and strong results from our Intermodal operation. The reorganization of our Energy Logistics business is progressing as we shed under-utilized assets and implement plans to further affiliate company-operated locations, which supports our goal of moving this segment toward our proven asset-light business model.”

Third Quarter 2013 Consolidated Results

Total revenue for the third quarter of 2013 was $235.7 million, an increase of 6.1% versus the same quarter last year. Excluding fuel surcharges, revenue for the third quarter of 2013 increased $12.4 million, or 6.5%, compared to the prior-year period. This revenue improvement was driven by organic growth in each segment.

Operating income for the third quarter of 2013 and 2012 was $11.6 million in both periods. Increases in the Chemical and Intermodal segments for the 2013 period were offset by a decline within the Energy segment. Adjusting for the energy reorganization costs mentioned above, third quarter 2013 operating income would have been $15.4 million, an increase of $0.2 million versus the prior-year third quarter on an adjusted basis. Adjusting for the same items, operating margins increased in the Chemical and Intermodal segments, offset by margin contraction in the Energy segment, which primarily resulted from lower revenues and profitability in the Bakken shale region.

Adjusted EBITDA for the third quarter of 2013 was $22.4 million, up 1.1% compared to the third quarter of 2012, driven primarily by growth in the Chemical and Intermodal businesses, offset in part by a decline in the Energy business. A reconciliation of net income to adjusted EBITDA for both periods is included in the attached financial exhibits.

Third Quarter 2013 Segment Results

Chemical Logistics

Revenues in the Chemical Logistics segment were $157.3 million in the third quarter of 2013, which were up 3.9% versus the third quarter of 2012. Excluding fuel surcharges, revenues increased 4.0%, primarily due to increased pricing and higher volumes. Chemical Logistics shipment demand continues to be strong. Driver counts at quarter end were up approximately 1.8% versus last year due to a continued aggressive focus on recruiting and retention.

Operating income in the Chemical Logistics segment was $8.7 million, up $1.8 million versus the comparable prior-year period. After adjusting for $1.7 million of independent affiliate conversion, acquisition and severance charges in 2012, operating income was up $0.2 million. Better pricing and higher volumes, as well as gains on certain asset sales, were partially offset by lower profit margins on terminals the Company acquired during the independent affiliate conversion during the third quarter of last year, higher equipment lease expense, and incremental depreciation expense from the independent affiliate asset acquisition in the fourth quarter of 2012.

Energy Logistics

Revenues in the Energy Logistics segment during the third quarter were $43.1 million, up $4.6 million versus the prior-year period, primarily due to organic growth in the Eagle Ford shale. Sequentially, revenues were down $2.0 million, versus the second quarter of 2013, due to reduced asset utilization in the Woodford shale region and softer than expected new drilling activity within the Bakken shale. These declines were offset in part by increases in the Eagle Ford and Marcellus shale areas.

The Energy Logistics segment reported an operating loss of $1.8 million in the third quarter of 2013, compared with operating income of $1.4 million in the prior-year period. The decrease was primarily due to the reorganization costs of $3.8 million. After adjusting for these costs, operating income was $2.0 million, which was roughly flat on a sequential basis from the second quarter of 2013. Segment results in the third quarter were adversely impacted by lower than expected profitability in the Bakken shale region, as high margin fresh water trucking revenues declined. Additionally, aggressive asset repositioning costs and rationalization programs, especially in the Woodford shale region, have continued to adversely impact this business. Energy Logistics adjusted EBITDA for the third quarter of 2013 was $4.0 million, down $1.6 million versus the prior-year period and down $1.0 million compared to the second quarter of 2013.

Intermodal

Third quarter revenues in the Intermodal segment were $35.3 million, up $3.1 million or 9.8% versus the prior-year period. Excluding fuel surcharges, revenues increased $2.5 million, or 8.8%, due to increases in trucking revenue, as well as stronger storage, rental and service revenue. Demand for ISO container shipments continues to be favorable, which has resulted in increases in trucking volumes and related service activity.

Operating income in the Intermodal segment was $4.8 million, up 41.1% versus the prior-year period. This improvement resulted from increases in storage and service revenues, which carry higher margins, profitability increases in the Northeast region, and the non-recurrence of steep equipment repair costs which impacted the prior-year period. Sequential profitability declined as anticipated due to reduced service related revenues.

Summary

Enzor said, “Our Chemical Logistics business showed many signs of stability from a profitability standpoint as we rapidly move past the independent affiliate conversion issues we encountered last year. The near-term and long-term outlook for the Chemical Logistics business remains positive, and our team is focused on capturing numerous opportunities for organic growth. Intermodal continued their positive momentum this year with strong top and bottom line year-over-year comparisons, and the outlook for this business is also positive.”

Enzor continued, “Our Energy Logistics business is a work-in-progress as our management team addresses underperforming areas to improve results. The Marcellus affiliation we implemented earlier this year has proven to be positive for both Quality and our independent affiliate, and we are confident the same will occur with the reorganization and planned affiliation of our Oklahoma operation. Our Texas business continues to generate solid results, and further improvements are expected as we expand our footprint into the Permian basin. In North Dakota, as well as other liquid rich shales, our new sales force is making definitive inroads to expand our oil hauling revenue stream, and this initiative should help stabilize our operating results in 2014.”

Recent Events

As previously announced, Energy Logistics’ brokerage command center was closed and services were transitioned to a new independent affiliate in the Marcellus shale region in July 2013. The Company’s overall Marcellus operation has improved operating performance since the affiliation earlier this year, and generated positive profit contribution for the Company in the third quarter. The Company also recently transitioned its Utica shale operations in Ohio to this same independent affiliate. In conjunction with the Company’s reorganization efforts within the Energy Logistics business, plans are currently in place to transition the Woodford shale operations in Oklahoma to an independent affiliate, which is expected to occur early in 2014.

Balance Sheet and Cash Flow

As previously announced, on July 15, 2013 Quality redeemed $22.5 million of 9.875% Second-Priority Senior Notes, primarily with proceeds from its $17.5 million term loan facility and borrowings under the Company’s ABL Facility. The redemption required the payment of a premium of $0.7 million and resulted in a non-cash charge of $0.5 million to write-off debt issuance costs. Excluding the premium, the transaction resulted in lower cash interest costs during the third quarter.

Also as previously announced, on August 14, 2013 Quality completed a secondary public offering of approximately 4.7 million shares of common stock owned by certain funds affiliated with Apollo Global Management, LLC. Quality did not receive any proceeds from the sale of these shares, but incurred $0.5 million of costs it was obligated to pay related to the transaction.

Borrowing availability under the Company’s ABL Facility was $82.4 million at September 30, 2013, representing an increase of $10.2 million and $27.2 million versus June 30, 2013 and December 31, 2012, respectively. Strong operating cash flows and the continued aggressive disposal of idle or sub-optimal assets, as well as asset sales to certain Chemical Logistics independent affiliates, resulted in reduced borrowings under the Company’s ABL Facility.

Operating cash flow for the quarter ended September 30, 2013 was $20.9 million, which was close to a record and nearly four times the prior-year period level. The increase was primarily due to higher cash flow from operations and seasonal contraction of working capital requirements. Capital expenditures for the quarter ended September 30, 2013 were $3.4 million, which were more than offset by $5.4 million of equipment sale proceeds. For the nine months ended September 30, 2013, capital expenditures, net of proceeds from asset sales, were $1.2 million compared with $20.0 million for the comparable prior-year nine month period, representing a significant year-over-year decrease in net capital expenditures.

“We made significant progress this quarter in our efforts to reduce capital spending and dispose of idle or under-utilized equipment; based on this controlled spending and our asset rationalization actions, we expect our net capital expenditures for 2013 to be between $4.0 and $6.0 million, which is below our original estimate of $10.0 to $15.0 million,” said Joe Troy, Chief Financial Officer. “Our intensive efforts around asset utilization, especially within our Energy Logistics segment, have produced several opportunities to reposition or divest non-core or sub-optimal assets. While many of these asset sales resulted in non-cash operating losses, our business is better positioned to optimize our assets and generate sustainable levels of profitability and operating margins going forward.”

Mr. Troy continued, “Quality generated strong operating cash flow during the third quarter, which we used to reduce debt and substantially improve our liquidity position. Total outstanding debt has declined by nearly $30.0 million thus far in 2013, which is consistent with our stated goal of reducing the Company’s overall leverage position. As discussed above, we also improved our interest expense levels by redeeming high cost bonds early in the quarter with proceeds from lower cost indebtedness. We remain focused on our debt reduction program and aggressively managing our businesses to enhance value for our shareholders.”

Quality will host a conference call for equity analysts and investors to discuss these results on Wednesday, November 6, 2013 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-240-9284; the toll number is 913-981-5559; the passcode is 5671598. A replay of the call will be available through December 6, 2013, by dialing 888-203-1112; the passcode is 5671598. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website. Copies of the earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso

America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water, and production fluids, through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (6) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (7) increased unionization, which could increase our operating costs or constrain operating flexibility; (8) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate; (9) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (10) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (11) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (12) potential disruptions at U.S. ports of entry; (13) diesel fuel prices and our ability to recover costs through fuel surcharges; (14) our ability to attract and retain qualified drivers; (15) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (16) our dependence on senior management; (17) the potential loss of our ability to use net operating losses to offset future income; (18) potential future impairment charges; (19) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted independent affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, independent affiliates, independent owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (20) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (21) our success in entering new markets; (22) adverse weather conditions; (23) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; and (24) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact: Joseph J. Troy

Executive Vice President and Chief Financial Officer

800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

OPERATING REVENUES:
Transportation	$171,899	$160,079	$510,540	$443,804
Service revenue	32,169	31,550	98,328	89,569
Fuel surcharge	31,603	30,449	95,521	93,353

Total operating revenues	235,671	222,078	704,389	626,726

OPERATING EXPENSES:
Purchased transportation	153,153	143,036	446,405	417,222
Compensation	24,431	22,522	76,402	57,669
Fuel, supplies and maintenance	26,212	24,085	79,558	56,996
Depreciation and amortization	6,318	6,039	19,740	14,452
Selling and administrative	8,331	8,258	23,965	24,857
Insurance costs	4,607	4,374	13,477	11,732
Taxes and licenses	1,086	807	3,337	2,179
Communications and utilities	930	980	2,947	2,724
(Gain) loss on disposal of property and equipment	(1,014)	360	(2,512)	(4)
Impairment charge	—	—	55,692	—

Total operating expenses	224,054	210,461	719,011	587,827

Operating income (loss)	11,617	11,617	(14,622)	38,899

Interest expense	8,169	7,673	23,776	22,042
Interest income	(214)	(194)	(659)	(602)
Write-off debt issuance costs	521	—	521	—
Other income	(102)	(112)	(7,345)	(276)

Income (loss) before income taxes	3,243	4,250	(30,915)	17,735
Provision for (benefit from) income taxes	480	(4,613)	(11,675)	(26,632)

Net income (loss)	$2,763	$8,863	$(19,240)	$44,367

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.10	$0.32	$(0.73)	$1.69

Diluted	$0.10	$0.32	$(0.73)	$1.64

Weighted average number of shares
Basic	26,463	27,368	26,516	26,243
Diluted	27,146	28,089	26,516	27,057

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	September 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$3,262	$2,704
Accounts receivable, net	130,099	113,906
Prepaid expenses	12,830	14,651
Deferred tax asset, net	20,944	16,609
Other current assets	10,762	9,694

Total current assets	177,897	157,564

Property and equipment, net	170,083	190,342
Assets held-for-sale	1,848	—
Goodwill	50,553	104,294
Intangibles, net	35,050	37,654
Non-current deferred tax asset, net	20,412	11,713
Other assets	9,209	12,036

Total assets	$465,052	$513,603

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$7,224	$3,918
Current maturities of capital lease obligations	1,618	3,913
Accounts payable	9,821	9,966
Independent affiliates and independent owner-operators payable	18,723	14,243
Accrued expenses	35,909	37,889
Environmental liabilities	4,327	2,739
Accrued loss and damage claims	7,960	7,326

Total current liabilities	85,582	79,994

Long-term indebtedness, less current maturities	379,569	408,850
Capital lease obligations, less current maturities	626	2,125
Environmental liabilities	4,675	6,302
Accrued loss and damage claims	10,143	9,494
Other non-current liabilities	22,595	25,278

Total liabilities	503,190	532,043

SHAREHOLDERS’ DEFICIT
Common stock	440,001	437,192
Treasury stock	(10,329)	(5,849)
Accumulated deficit	(247,707)	(228,467)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(30,539)	(31,752)
Stock purchase warrants	25	25

Total shareholders’ deficit	(38,138)	(18,440)

Total liabilities and shareholders’ deficit	$465,052	$513,603

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of independent affiliates and company-operated terminals, and equipment rental income;

•	Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, and crude oil for the unconventional oil and gas frac shale energy markets, primarily through company-operated terminals and independent affiliates; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended September 30, 2013
	Chemical Logistics**	Energy Logistics(a)	Intermodal	Total
Operating Revenues:
Transportation	$112,704	$40,819	$18,376	$171,899
Service revenue	17,546	2,264	12,359	32,169
Fuel surcharge	27,049	—	4,554	31,603

Total operating revenues	$157,299	$43,083	$35,289	$235,671

Segment revenue % of total revenue	66.7%	18.3%	15.0%	100.0%
Segment operating income*	$8,879	$2,432	$5,610	$16,921
Depreciation and amortization	2,861	2,603	854	6,318
Impairment charges	—	—	—	—
Other (income) expense	(2,647)	1,648	(15)	(1,014)

Operating income (loss)	$8,665	$(1,819)	$4,771	$11,617

	Three Months Ended September 30, 2012
	Chemical Logistics**(b)	Energy Logistics(c)	Intermodal	Total
Operating Revenues:
Transportation	$107,773	$35,144	$17,162	$160,079
Service revenue	17,414	3,043	11,093	31,550
Fuel surcharge	26,252	299	3,898	30,449

Total operating revenues	$151,439	$38,486	$32,153	$222,078

Segment revenue % of total revenue	68.2%	17.3%	14.5%	100.0%
Segment operating income*	$9,718	$4,041	$4,257	$18,016
Depreciation and amortization	2,795	2,359	885	6,039
Other expense (income)	68	302	(10)	360

Operating income	$6,855	$1,380	$3,382	$11,617

(a)	Operating loss in the Energy Logistics segment during the three-month period ended September 30, 2013 includes $3.8 million of energy reorganization costs.

(b)	Operating income in the Chemical Logistics segment during the three-month period ended September 30, 2012 includes $1.7 million of costs associated with the independent affiliate conversion, acquisition and severance costs.
(c)	Operating income in the Energy Logistics segment during the three-month period ended September 30, 2012 includes $1.8 million of costs associated with the independent affiliate conversion.

	Nine Months Ended September 30, 2013
	Chemical Logistics**(d)	Energy Logistics(e)	Intermodal	Total
Operating Revenues:
Transportation	$334,978	$120,321	$55,241	$510,540
Service revenue	50,861	8,685	38,782	98,328
Fuel surcharge	81,500	273	13,748	95,521

Total operating revenues	$467,339	$129,279	$107,771	$704,389

Segment revenue % of total revenue	66.3%	18.4%	15.3%	100.0%
Segment operating income*	$28,859	$9,991	$19,448	$58,298
Depreciation and amortization	8,754	8,496	2,490	19,740
Impairment charges	—	55,692	—	55,692
Other (income) expense	(5,815)	3,244	59	(2,512)

Operating income (loss)	$25,920	$(57,441)	$16,899	$(14,622)

	Nine Months Ended September 30, 2012
	Chemical Logistics**(f)	Energy Logistics(g)	Intermodal	Total
Operating Revenues:
Transportation	$321,355	$70,122	$52,327	$443,804
Service revenue	50,307	5,174	34,088	89,569
Fuel surcharge	79,944	625	12,784	93,353

Total operating revenues	$451,606	$75,921	$99,199	$626,726

Segment revenue % of total revenue	72.1%	12.1%	15.8%	100.0%
Segment operating income*	$29,694	$9,037	$14,616	$53,347
Depreciation and amortization	8,229	3,623	2,600	14,452
Other (income) expense	(276)	324	(52)	(4)

Operating income	$21,741	$5,090	$12,068	$38,899

(d)	Operating income in the Chemical Logistics segment during the nine-month period ended September 30, 2013 includes $2.6 million of gains on property dispositions, $0.4 million of independent affiliate conversion costs, and $0.6 million of severance costs.
(e)	Operating loss in the Energy Logistics segment during the nine-month period ended September 30, 2013 includes impairment charges of $55.7 million and $5.2 million of energy reorganization costs.
(f)	Operating income in the Chemical Logistics segment during the nine-month period ended September 30, 2012 includes $6.3 million of costs associated with the independent affiliate conversion, acquisition and severance costs and legal and claim settlement expenses.
(g)	Operating income in the in the Energy Logistics segment during the nine-month period ended September 20, 2012 includes $1.8 million of costs associated with the independent affiliate conversion.
*	Segment operating income reported in the business segment tables above excludes amounts such as impairment charges, depreciation and amortization and gains and losses on disposal of property and equipment.
**	Most corporate and shared services overhead costs, including acquisition costs, are included in the Chemical Logistics segment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and Nine Months Ended September 30, 2013 and 2012

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For 2012 Adjusted Net Income, management uses a 39.0% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. For 2013 Adjusted Net Income, management uses its actual effective tax rate of 37.8% for the three and the nine months ended September 30, 2013 for calculating the provision for income taxes rather than using a normalized tax rate as it has in prior periods. This reflects the Company’s expectation of a more stable effective tax rate in 2013 and going forward. For consistency purposes, the Company intends to present prior period adjusted results using normalized tax rates as originally reported. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include acquisition costs, severance and lease termination costs, legal and claims settlements, independent affiliate conversion costs, energy reorganization costs, impairment charges, earnout adjustments, gains on disposition of properties, equity offering costs, note redemption costs and write-off of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, severance and lease termination costs, legal and claims settlements, independent affiliate conversion costs, energy reorganization costs, impairment charges, earnout adjustments, gains on disposition of properties, equity offering costs and write-off of debt issuance costs, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net Income (Loss) Reconciliation:
Net income (loss)	$2,763	$8,863	$(19,240)	$44,367

Net income (loss) per common share:
Basic	$0.10	$0.32	$(0.73)	$1.69

Diluted	$0.10	$0.32	$(0.73)	$1.64

Weighted average number of shares:
Basic	26,463	27,368	26,516	26,243
Diluted	27,146	28,089	26,516	27,057

Reconciliation:

Net income (loss)	$2,763	$8,863	$(19,240)	$44,367

Adjustments to net income (loss) :
Provision for (benefit from) income taxes	480	(4,613)	(11,675)	(26,632)
Acquisition costs	—	398	—	3,370
Severance and lease termination costs	—	125	632	1,059
Legal and claims settlements	—	—	—	762
Independent affiliate conversion costs	—	3,031	438	3,031
Energy reorganization costs	3,770	—	5,232	—
Gain on property dispositions	—	—	(2,577)	—
Impairment charges	—	—	55,692	—
Note redemption costs	675	—	675	—
Write-off of debt issuance costs	521	—	521	—
Equity offering costs	476	—	476	—
Earnout adjustment	—	—	(6,800)	—

Adjusted income before income taxes	8,685	7,804	23,374	25,957
Provision for income taxes at 37.8% for the three and nine months ended September 30, 2013, and 39.0% for the three and nine months ended September 30, 2012	3,280	3,044	8,828	10,123

Adjusted net income	$5,405	$4,760	$14,546	$15,834

Adjusted net income per common share:
Basic	$0.20	$0.17	$0.55	$0.60

Diluted	$0.20	$0.17	$0.54	$0.59

Weighted average number of shares:
Basic	26,463	27,368	26,516	26,243
Diluted	27,146	28,089	27,098	27,057

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
EBITDA and Adjusted EBITDA:
Net income (loss)	$2,763	$8,863	$(19,240)	$44,367

Adjustments to net income (loss) :
Provision for (benefit from) income taxes	480	(4,613)	(11,675)	(26,632)
Depreciation and amortization	6,318	6,039	19,740	14,452
Interest expense, net	7,955	7,479	23,117	21,440

EBITDA	17,516	17,768	11,942	53,627

Acquisition costs	—	398	—	3,370
Severance and lease termination costs	—	125	483	1,003
Legal and claims settlements	—	—	—	762
Independent affiliate conversion costs	—	3,031	438	3,031
Energy reorganization costs	3,207	—	4,669	—
Gain on property dispositions	—	—	(2,577)	—
Impairment charges	—	—	55,692	—
Write-off of debt issuance costs	521	—	521	—
Equity offering costs	476	—	476	—
Earnout adjustment	—	—	(6,800)	—
Non-cash stock-based compensation	709	856	2,489	2,374

Adjusted EBITDA	$22,429	$22,178	$67,333	$64,167